UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________

FORM 8-K
_________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2017

_________
TRISTATE CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
_________

Pennsylvania	001-35913	20-4929029
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Oxford Centre
301 Grant Street, Suite 2700
Pittsburgh, Pennsylvania 15219
(Address of principal executive offices)
(Zip Code)

(412) 304-0304
(Registrant's telephone number, including area code)
_________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On January 13, 2017, Richard A. Zappala notified the Board of Directors (the “Board”) of TriState Capital Holdings, Inc. (the “Company”) of his decision to retire as an independent director of the Company and its TriState Capital Bank subsidiary. His decision to retire did not involve any disagreement with the company, its management or its Board of Directors.

(d)
On January 13, 2017, the Board of Directors of TriState Capital Holdings, Inc. elected Kim A. Ruth, effective immediately, to fill the vacancy in the Board created by the retirement of Richard A. Zappala as a Class II Director. Her term as a Class II Director will expire in 2018.

From September 2014 through November 2015, Ms. Ruth served as Chairman of the Houston Region of Bank of Texas, a division of BOK Financial Corporation. Prior to that position, Ms. Ruth served for 20 years in different capacities at Bank of America, including five years as its Texas State President and 10 years as its Houston Market President, moving to Bank of America from commercial banking positions at JP Morgan Chase (formerly Texas Commerce Bank) and State Street Bank. During her last year at Bank of America she was one of 11 regional managers for Merrill Lynch, Bank of America's wealth management advisory business. A cum laude graduate of Bucknell University, she serves on the Boards of the Holocaust Museum of Houston and Greater Houston Community Foundation and has served on many other nonprofit Boards in the Houston, Texas area, including the United Way of Houston.

Ms. Ruth will be compensated in accordance with the Company’s standard compensation policies and practices for the Board, the components of which were disclosed in the Company’s Proxy Statement for its 2016 Annual Meeting of Stockholders dated May 17, 2016. The Company is not aware of any transaction in which Ms. Ruth has an interest requiring disclosure under Item 404(a) of Regulation S-K. Ms. Ruth has been appointed to serve on the Company’s Compensation and Nominating and Corporate Governance Committee and on its Director Loan Review Sub-Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRISTATE CAPITAL HOLDINGS, INC.

By	/s/ James F. Getz
James F. Getz
Chairman, President and Chief Executive Officer

Date: January 18, 2017

3